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                          EXHIBIT 99.2 - NOTES TO TABLE

(1) This table reflects the performance of (i) all direct private equity investments made by CCP from January 1, 1984 through December 31, 1999 and (ii) all direct private equity investments made by CCP from January 1, 2000 through July 31, 2000 pursuant to funding commitments made by CCP during the period referred to in clause (i) above. References to CCP in this note include CCP's predecessors, Chemical Venture Partners, Manufacturers Hanover and Chase, but exclude Hambrecht & Quist, Flemings and The Beacon Group. The invested capital reflected in this table does not include capital co-invested by third-party investors (e.g., Asia Opportunity Fund, L.P. ("AOF")) alongside CCP. Direct private equity investments in fixed real property assets are included in the figures in this table. Mezzanine financings are included in the figures for their respective industry practice groups, asset classes and regions in this table. The historical returns achieved by CCP are not a prediction of future performance and there can be no assurance that these or comparable returns will be achieved by CCP in the future. There can be no assurance that the unrealized values reflected in this table will be realized.

(2) Investments fully realized or publicly traded, with fully realized investments valued based on their respective actual monthly cash flows, and publicly traded investments valued based on their respective closing market prices as of September 30, 2000. As of July 31, 2000, 462 direct private equity investments, comprising approximately $2.4 billion of invested capital, had been fully realized, resulting in a Gross IRR with respect to such investments of approximately 47.3%, representing 2.6 times such invested capital.

(3) Total for all direct private equity investments, including unrealized investments in companies which are not publicly traded. CCP estimates the fair market value of these unrealized investments considering all relevant factors, such as cash flows and comparables. CCP performs a comprehensive valuation of its investment portfolio twice annually. Additionally, CCP adjusts the fair market value of these unrealized investments up or down on a monthly basis if a significant event occurs subsequent to its last comprehensive portfolio valuation (e.g., CCP may write up the fair value of an unrealized investment in a non-public portfolio company if a financing event occurs involving a significant investment in the company by a new investor or may write down the fair market value of an unrealized investment in a non-public portfolio company if such company is in material default of its loan obligations). This table reflects data from the comprehensive portfolio valuation as of December 31, 1999, adjusted for any subsequent significant events through July 31, 2000.

(4) Represents the gross compounded annual pre-tax internal rate of return based on monthly investment inflows and outflows as of July 31, 2000, assuming the estimated value of investments which have not been realized is received on July 31, 2000. Gross IRRs are calculated utilizing the time-zero IRR method which assumes all investments are made concurrently and each investment is held for its respective time period.




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